UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 18, 2016

Commission File Number 333-157783

3D MAKERJET, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-157783	26-4083754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4303 Vineland Rd. F2 Orlando, Florida	32811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 930-0807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS

Effective May 18, 2016, John Crippen, Chairman and Chief Executive Officer of the Company, resigned from all positions held with the Company, including resigning from Board service.  There was no disagreement between the Company and Mr. Crippen at the time of Mr. Crippen's resignation from the Board of Directors.

Effective May 18, 2016, Edward Thaney, Director of the Company, resigned from his position on the Board of Directors.  There was no disagreement between the Company and Mr. Thaney at the time of Mr. Thaney's resignation from the Board of Directors.

Also, on May 18, 2016, the Company appointed David Andrew Putnam as the Chief Executive Officer and Chairman of the Board of Directors.  Mr. Putnam will serve as a director until his successor has been elected at the next annual meeting of the Company's shareholders or until his earlier resignation, removal, or death.  Mr. Putnam has not been appointed to any committees of the Board, as the Board does not presently have any committees.

David Andrew Putnam, age 61, has almost 40 years’ experience in a variety of finance related fields, including bond and equity trading, venture capital financing as well as substantial expertise in structuring and financing public companies.

Most recently, from 2000 to current Mr. Putnam was an Independent Financial Consultant, focused on advising North American corporations on capital markets, structure and fundraising.

Prior to 2000 Mr. Putnam served in a variety of senior trading and executive positions with bond and equity trading organizations.

Mr. Putnam does not currently have any employment agreement in place with the Company.

Mr. Putnam was not appointed pursuant to any arrangement or understanding between Mr. Putnam and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 26, 2016	3D MakerJet, Inc.

By: /s/ David Andrew Putnam
David Andrew Putnam
Chairman and Chief Executive Officer